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                                                                    EXHIBIT 99.4

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     ASI SOLUTIONS ACQUIRES MCLAGAN PARTNERS AND RELATED ENTITIES FOR
APPROXIMATELY $22 MILLION; TOP COMPENSATION RESEARCH & CONSULTING FIRM TO BE SEPARATE ASI UNIT


NEW YORK-Nov. 14, 1997

ASI Solutions Incorporated (NASDAQ:ASIS), announced today that it has acquired the assets of Mclagan Partners, Inc. and related entities, in a mainly cash transaction valued at approximately $22 million. McLagan is the leading compensation research and consulting firm to the investment community, worldwide.

McLagan Partners provides comprehensive compensation research and related consulting. Its clients include virtually every major company in the financial services and securities industries, which use McLagan's research and consulting services to help them compete in global markets. Headquartered in Stamford, CT, McLagan has offices in Chicago, London, Tokyo and Hong Kong. McLagan will operate as a wholly-owned ASI subsidiary under its current management.

Bernard F. Reynolds, chairman and chief executive officer of ASI, stated: "By joining forces, both McLagan and ASI will be able to extend the breadth of services we offer our clients. For ASI it means adding a fifth core capability -- highly regarded compensation research and related consulting -- to our current array of human resources outsourcing services. We are particularly pleased that all of the management and staff of McLagan will remain with the organization and will continue to serve their clients as they have in the past. This acquisition provides ASI with a global presence, and substantially broadens both our revenue and client base. We expect it to be immediately accretive."

Speaking for McLagan, F. Samuel Smith, managing director, said: "ASI has well-earned reputation of quality and professionalism across all of the services they provide. We have had direct personal contact with the ASI management team and staff over the years, and we hold them in the highest regard. As we move forward together, we are excited about the opportunity to access ASI's considerable resources, which will enable us to better serve our clients."

About ASI Solutions Incorporated
ASI Solutions Incorporated is a leading national provider of a comprehensive range of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. The company's services are now organized into five core areas: assesment and selection, training and development, customer contact monitoring, employment process administration and compensation research and consulting services. ASI markets its services principally to Fortune 500 companies for which customer service, sales and call center functions are critical components of their businesses. ASI's Internet address is www.asisolutions.com.

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About McLagan Partners, Inc.
McLagan Partners is perhaps best know for its annual survey program of compensation practices for the financial services and securities industries. The company, which was founded in 1966, also conducts market share studies and customized projects on compensation practices and plan design.

Contact:

          Dennis Stevens
          ASI Solutions Incorporated
          (212) 319-8400
          Stuart Pearlman
          Phase Two Strategies
          (212) 370-4940

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